Exhibit 10.9

$270,000,000

CREDIT AGREEMENT

among

INNOPHOS, INC.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

BEAR STEARNS CORPORATE LENDING INC.,

and

UBS SECURITIES LLC,

as Co-Syndication Agents,

NATIONAL CITY BANK,

as Documentation Agent,

and

BEAR STEARNS CORPORATE LENDING INC.,

as Administrative Agent

Dated as of August 13, 2004

BEAR, STEARNS & CO. INC. and UBS SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

4.14.	Evidence of Debt	46
4.15.	Illegality	46

SECTION 5. REPRESENTATIONS AND WARRANTIES		47

5.1.	Financial Condition	47
5.2.	No Change	47
5.3.	Corporate Existence; Compliance with Law	48
5.4.	Power; Authorization; Enforceable Obligations	48
5.5.	No Legal Bar	48
5.6.	Litigation	49
5.7.	No Default	49
5.8.	Ownership of Property; Liens	49
5.9.	Intellectual Property	49
5.10.	Taxes	49
5.11.	Federal Regulations	49
5.12.	Labor Matters	49
5.13.	ERISA	50
5.14.	Investment Company Act; Other Regulations	50
5.15.	Subsidiaries	50
5.16.	Use of Proceeds	50
5.17.	Environmental Matters	51
5.18.	Accuracy of Information, etc.	51
5.19.	Security Documents	52
5.20.	Solvency	53
5.21.	Senior Indebtedness	53
5.22.	Regulation H	53
5.23.	Certain Documents	53

SECTION 6. CONDITIONS PRECEDENT		53

6.1.	Conditions to Initial Extension of Credit	53
6.2.	Conditions to Each Extension of Credit	57

SECTION 7. AFFIRMATIVE COVENANTS		58

7.1.	Financial Statements	58
7.2.	Certificates; Other Information	59
7.3.	Payment of Obligations	60
7.4.	Maintenance of Existence; Compliance	60
7.5.	Maintenance of Property; Insurance	60
7.6.	Inspection of Property; Books and Records; Discussions	60
7.7.	Notices	61
7.8.	Environmental Laws	61
7.9.	Interest Rate Protection	62
7.10.	Additional Collateral, etc.	62
7.11.	Further Assurances	64

7.12.	Corporate Structure	64

SECTION 8. NEGATIVE COVENANTS		64

8.1.	Financial Condition Covenants	64
8.2.	Indebtedness	66
8.3.	Liens	67
8.4.	Fundamental Changes	69
8.5.	Disposition of Property	69
8.6.	Restricted Payments	70
8.7.	Capital Expenditures	70
8.8.	Investments	71
8.9.	Optional Payments and Modifications of Certain Debt Instruments	72
8.10.	Transactions with Affiliates	72
8.11.	Sales and Leasebacks	73
8.12.	Hedge Agreements	73
8.13.	Changes in Fiscal Periods	73
8.14.	Negative Pledge Clauses	73
8.15.	Clauses Restricting Subsidiary Distributions	73
8.16.	Lines of Business	74
8.17.	Amendments to Acquisition Documents	74
8.18.	Management Fees	74

SECTION 9. EVENTS OF DEFAULT		74

SECTION 10. THE AGENTS		78

10.1.	Appointment	78
10.2.	Delegation of Duties	78
10.3.	Exculpatory Provisions	78
10.4.	Reliance by Agents	78
10.5.	Notice of Default	79
10.6.	Non-Reliance on Agents and Other Lenders	79
10.7.	Indemnification	80
10.8.	Agent in Its Individual Capacity	80
10.9.	Successor Administrative Agent	80
10.10.	Agents Generally	81
10.11.	The Lead Arranger	81
10.12.	Withholding Tax	81

SECTION 11. MISCELLANEOUS		81

11.1.	Amendments and Waivers	81
11.2.	Notices	83
11.3.	No Waiver; Cumulative Remedies	84
11.4.	Survival of Representations and Warranties	84
11.5.	Payment of Expenses and Taxes	84

11.6.	Successors and Assigns; Participations and Assignments	85
11.7.	Adjustments; Set-off	88
11.8.	Counterparts	89
11.9.	Severability	89
11.10.	Integration	89
11.11.	GOVERNING LAW	89
11.12.	Submission To Jurisdiction; Waivers	89
11.13.	Acknowledgments	90
11.14.	Releases of Guarantees and Liens	90
11.15.	Confidentiality	91
11.16.	WAIVERS OF JURY TRIAL	91
11.17.	Delivery of Addenda	91
11.18.	USA PATRIOT Act	91

ANNEX:

A	Pricing Grid	A-1

SCHEDULES:

1.1	Mortgaged Property
1.1A	Lenders
5.4	Consents, Authorizations, Filings and Notices
5.15	Subsidiaries
5.19(a)	UCC Filing Jurisdictions
5.19(b)	Mortgage Filing Jurisdictions
6.1(b)	Sale and Leaseback Transactions
8.2(k)	Existing Indebtedness
8.3(f)	Existing Liens
8.8(o)	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F	Form of Legal Opinion of Kirkland & Ellis LLP
G	Form of Exemption Certificate
H-1	Form of Term Note
H-2	Form of Revolving Note
H-3	Form of Swingline Note
I	Form of Addendum
J-1	Form of Increased Facility Activation Notice
J-2	Form of New Lender Supplement

CREDIT AGREEMENT, dated as of August 13, 2004, among INNOPHOS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BEAR, STEARNS & CO. INC. and UBS SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”), BEAR STEARNS CORPORATE LENDING INC. and UBS SECURITIES LLC, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), NATIONAL CITY BANK, as documentation agent (in such capacity, the “Documentation Agent”), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (in such capacity, the “Administrative Agent”).

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accounting Changes”: as defined in the definition of GAAP in this Section 1.1.

“Acquisition”: as defined in Section 6.1(b)(i).

“Acquisition Agreement”: the Agreement of Purchase and Sale, dated as of June 10, 2004, among Sellers, Borrower and Rhodia, S.A. (as modified and supplemented by that letter agreement, dated as of August 13, 2004), as in effect on the Closing Date or as amended in accordance with Section 8.17.

“Acquisition Documents”: collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Addendum”: an instrument, substantially in the form of Exhibit I, through which a Lender becomes a party to this Agreement as of the Closing Date.

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: as defined in the recitals to this Agreement.

“Advisory Agreement”: the Advisory Agreement, dated the Closing Date, among Bain Capital, LLC, Holdings and the Borrower, as in effect on the Closing Date or as amended with the written consent of the Required Lenders.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Co-Syndication Agents, the Documentation Agent, the Lead Arrangers and the Administrative Agent, which term shall include, for purposes of Section 10 only, the Issuing Lender.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Tranche B Term Loans and the remaining unfunded Tranche B Term Commitments then in effect and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement.

“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Eurodollar Loans	Base Rate Loans
Revolving Loans and Swingline Loans	2.75%	1.75%

Tranche B Term Loans	2.25%	1.25%

; provided, that, on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter of the Borrower after the Closing Date, the Applicable Margin with respect to Tranche B Term Loans, Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid.

“Application”: an application, in such form as the Issuing Lender uses from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 11.6(c).

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (including any issuance and sale of Capital Stock of any Subsidiary of the Borrower but excluding any such Disposition permitted by clause (a), (b), (c), (d), (g), (h) or (j) of Section 8.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value (as determined by the board of directors of the Borrower in good faith) in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignee”: as defined in Section 11.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Base Capital Expenditure Amount”: as defined in Section 8.7.

“Base Dividend Amount”: as defined in Section 8.6(b).

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Bank in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefitted Lender”: as defined in Section 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble to this Agreement.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 5.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City (and, with respect to Letters of Credit, Pittsburgh, Pennsylvania) are authorized or required by law to close; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Business Disposition”: any Disposition of property or series of related Dispositions of property that constitutes assets comprising all or substantially all of an operating unit of a business or a product line or constitutes all or substantially all of the ownership interests of a Person.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures made in cash by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment during such period (including, without duplication, replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided, that Capital Expenditures for such period shall not include (i) a Permitted Acquisition, (ii) a leasehold improvement paid for by a Group Member on premises leased by such Group Member, but only to the extent such Group Member has been reimbursed by the landlord under such leasehold within 180 days of the incurrence of such expenditure, (iii) any such expenditures to the extent financed with the Net Cash Proceeds of an Asset Sale or Recovery Event to the extent permitted by this Agreement or (iv) exchanges and trade-ins of equipment in the ordinary course of business.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof (or any United States branch of a foreign bank) having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within twelve months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of twelve months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000; or (h) instruments equivalent to those referred to in clauses (a) through (g) above denominated in Mexican pesos, Canadian dollars or other foreign currencies and customarily used by businesses for cash management purposes in Mexico, Canada or other foreign countries to the extent reasonably required in connection with any business conducted by any Subsidiary of the Borrower organized in Mexico, Canada or such other foreign country.

“CLO”: as defined in Section 11.6(c).

“Closing Date”: the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied, which date is August 13, 2004.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Investors”: any Person (other than the Sponsor and its Controlled Investment Affiliates) that becomes a holder of Capital Stock of Holdings with the consent of the Sponsor.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the sum of the Tranche B Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: 0.50% per annum; provided, that, on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter of the Borrower after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower or any Subsidiary within the meaning of Section 4001 of ERISA (and including such Subsidiary) or is part of a group that includes the Borrower or any Subsidiary and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed on behalf of the Borrower by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated July 2004 and furnished to the Lenders.

“Consolidated Current Assets”: at any date, all amounts (other than cash, Cash Equivalents and current deferred tax assets) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein and (c) current deferred tax liabilities.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) taxes based on income or profits and withholding and other taxes based on or measured by income, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans and the Senior Subordinated Notes), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary or unusual and non-recurring charges or losses (including restructuring and relocation costs), (f) any non-capitalized transactions costs, fees and expenses incurred with respect to the Acquisition that are paid within 90 days of the Closing Date, (g) non-cash losses on any Disposition of capital assets, (h) management, monitoring, consulting and advisory fees and related expenses accrued under the Advisory Agreement, (i) one-time separation and integration expenses incurred by the Borrower in connection with the Acquisition to the extent such expenses do not exceed $5,000,000 and such expenses are incurred and paid prior to the second anniversary of the Closing Date, (j) fees and transaction expenses attributable to, incurred in connection with, and paid within 90 days after, a Permitted Acquisition, (k) fees and transaction expenses incurred in connection with a Permitted Securitization Transaction, (l) one-time consulting fees and expenses for operational consulting services incurred and paid within two years of the Closing Date in an aggregate amount not to exceed $1,500,000, (m) unrealized net losses (minus unrealized net gains, even if the result is a negative number) from Hedge Agreements used to offset foreign currency balance sheet exposures, (n) charges (minus credits, even if the result is a negative number) resulting from foreign currency adjustments, (o) non-cash charges resulting from the application of purchase accounting adjustments resulting from the Acquisition or any Permitted Acquisition, and (p) any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period); provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clauses (m) and (p) above), all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio or the Consolidated Senior Debt Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Business Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Business Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, giving effect only to such pro forma adjustments as are permitted by SEC Regulation S-X and all additional Pro Forma Cost Savings attributable to such Business Disposition and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Permitted Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Permitted Acquisition occurred on the first day of such Reference Period, giving effect only to such pro forma adjustments as are permitted by SEC Regulation S-X and all additional Pro Forma Cost Savings attributable to such Permitted Acquisition.

Notwithstanding the foregoing, for purposes of this Agreement, (x) Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal quarter ending March 31, 2004 shall be deemed to be $20,155,000, and (y) Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal quarters ending June 30, 2004 and September 30, 2004, respectively, may be determined so as to give effect to the same adjustments used to determine the amount set forth in clause (x) to the extent applicable to such fiscal quarter as determined and certified by the chief financial officer of the Borrower.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including imputed interest attributable to Capital Lease Obligations and fees and expenses paid in connection with a Permitted Securitization Transaction) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), except closing fees and financing costs paid in cash on the Closing Date and ongoing administrative fees payable to the Administrative Agent after the Closing Date.

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Senior Debt”: all Consolidated Total Debt other than the Senior Subordinated Notes and any other Indebtedness ranking pari passu with or junior in right of payment to the Senior Subordinated Notes and subordinated on terms not materially less favorable to the Lenders than those set forth in the Senior Subordinated Note Indenture.

“Consolidated Senior Debt Ratio”: as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Senior Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Debt”: at any date, the sum of (a) the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date that is required by GAAP to be shown as a liability on the consolidated balance sheet of the Borrower prepared in conformity with GAAP, in the amount required to be shown, and (b) all L/C Obligations outstanding on such date minus (c) unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries on such date to the extent in excess of all Revolving Loans and Swingline Loans outstanding on such date.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”: (i) the directors of Holdings on the Closing Date, after giving effect to the Acquisition and the other transactions contemplated hereby, and (ii) each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of the Borrower.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, and is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies or (b) is an investment fund that is managed or administered by such Person or such Person’s Controlled Investment Affiliate. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Co-Syndication Agents”: as defined in the preamble to this Agreement.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event, matures or is required to be redeemed or repurchased, in whole or in part, (a) after the seventh anniversary of the Closing Date, unless the terms of such Capital Stock provide that no payment will be required in respect of such maturity, redemption or repurchase if and for as long as such payment is prohibited by any agreement governing or relating to any Indebtedness of the Borrower or any of its Subsidiaries that is then outstanding, or (b) on or prior to the date that is the seventh anniversary of the Closing Date.

“Documentation Agent”: as defined in the preamble to this Agreement.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of the United States, any state thereof or the District of Columbia.

“ECF Percentage”: 75.0%; provided, with respect to each fiscal year of the Borrower, the ECF Percentage shall be equal to 50.0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 3.0 to 1.0.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, lawful requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or legally binding standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Reference Bank is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility for which the then current Interest Periods begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 9; provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the

Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures counted against the aggregate amount permitted by Section 8.7(a) or Section 8.7(e) (excluding the principal amount of Indebtedness incurred to finance such expenditures (but including repayments of any such Indebtedness incurred during such period or any prior period) and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount) or on account of Permitted Acquisitions counted against the aggregate amount permitted by Section 8.8(n), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Tranche B Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Tranche B Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) Restricted Payments made in cash during such fiscal year to the extent otherwise permitted by Section 8.6 net of (x) all Net Cash Proceeds received by Holdings in such fiscal year from the issuance or sale of its Capital Stock to officers or employees of the Borrower or any of its Subsidiaries and (y) all Net Cash Proceeds received in such year from keyman life insurance policies, to the extent such proceeds were permitted by Section 8.6(b) to be applied to any Restricted Payment made in such fiscal year, (viii) payments made in cash in such fiscal year on account of any item for which a non-cash charge was taken, and added back pursuant to clause (a)(ii) hereof, in a prior fiscal year, (ix) net payments made by the Borrower in such fiscal year of the Borrower pursuant to purchase price adjustments under the Acquisition Agreement, (x) Investments permitted by Sections 8.8(d), 8.8(p) and 8.8(r) that are made in cash in such fiscal year of the Borrower, net of any cash returns on such Investments, and (xi) cash payments in satisfaction of non-current liabilities.

“Excess Cash Flow Application Date”: as defined in Section 4.2.

“Exchange Notes”: means the subordinated notes of the Borrower issued in the exchange offer for the Senior Subordinated Notes in accordance with the Registration Rights Agreement, dated as of August 13, 2004, among the Borrower, Innophos Mexican Holdings, LLC, and the Lead Arrangers.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary or any Subsidiary of a Foreign Subsidiary that is treated as a “controlled foreign corporation” for United States federal income tax purposes; provided, that if (a) a “check the box” election is made pursuant to Treasury Regulation Section 301.7701-3 to treat the Foreign Subsidiary as a disregarded entity that is wholly-owned by a Domestic Subsidiary (or is treated as wholly-owned by a Domestic Subsidiary for United States federal income tax purposes) or (b) section 956 of the Code (or any regulation promulgated thereunder) is amended so that a “controlled foreign corporation” can guarantee the debt of its “United States shareholder” without creating an investment in “US property” (and a “United States shareholder” could pledge more than 66% of the voting stock of its “controlled foreign corporation”), then the affected Foreign Subsidiary (and, to the extent affected, each of its Subsidiaries ) shall not be an Excluded Foreign Subsidiary.

“Excluded Indebtedness”: all Indebtedness permitted by Section 8.2.

“Facility”: each of (a) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Bank from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time except that for purposes of Section 8.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.1(b). In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, definitions, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, Administrative Agent and Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting

Changes had not occurred. “Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other monetary obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: Holdings and each Subsidiary of the Borrower other than any Excluded Foreign Subsidiary.

“Hedge Agreements”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no stock option plan, phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

“Holdings”: Innophos Holdings, Inc., a Delaware corporation.

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit J-1.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables, accrued expenses and other accrued non-debt current liabilities incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds (except unsecured and unmatured reimbursement obligations in respect of surety bonds obtained in the ordinary course of business to secure the performance of obligations that are not otherwise Indebtedness), debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all Disqualified Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (it being understood that if such Person has not assumed or become liable for the payment of such obligation, the amount of Indebtedness shall be the lesser of (x) the amount secured by such Lien and (y) the fair value of such property), and (j) for the purposes of Sections 8.2 and 9(e) only, all net obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnitee”: as defined in Section 11.5.

“Initial Tranche B Term Loan”: as defined in Section 2.1.

“Innophos Mexicana” Rhodia de Mexico, S.A. de C.V. (which may be renamed Innophos Mexicana S.A. de C.V. after the Closing Date).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be paid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under the Revolving Facility that would extend beyond the Revolving Termination Date or an

Interest Period under the Tranche B Term Facility beyond the date final payment is due on the Tranche B Term Loans; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”: as defined in Section 8.8.

“Issuing Lender”: PNC Bank, National Association or any Affiliate thereof, in its capacity as issuer of any Letter of Credit.

“L/C Commitment”: $20,000,000.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit (including any automatic increases in the face amount of any Letter of Credit provided for in the terms of such Letter of Credit, whether or not any such increase has become effective) and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lead Arrangers”: as defined in the recitals to this Agreement.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 3.7(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents and the Notes.

“Loan Parties”: each Group Member that is a party to a Loan Document, except that Innophos Mexicana shall not be a Loan Party solely by reason of its execution of the Mexican Stock Pledge Agreement.

“Majority Facility Lenders”: with respect to (a) the Tranche B Term Facility, the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Tranche B Term Loans plus the Tranche B Term Commitments then in effect, or if the Tranche B Term Commitments have been permanently reduced to $-0-, the aggregate unpaid principal amount of Tranche B Term Loans, and (b) the Revolving Facility, the holders of more than 50% of the Total Revolving Commitments then in effect, or if the Revolving Commitments have been permanently reduced to $-0-, the aggregate unpaid Total Revolving Extensions of Credit; provided, that for this purpose solely, the Commitments, Tranche B Term Loans and Revolving Extensions of Credit held by any Lender that has failed, in breach of this Agreement despite written demand, to fund any Loan required to be made by it hereunder shall be deemed not to be in effect or outstanding.

“Material Adverse Effect”: any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the Acquisition, (b) the business, assets, property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, or (c) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Agents and the Lenders thereunder or the validity, perfection, or priority of the Administrative Agent’s Liens upon the Collateral.

“Material Subsidiary”: at any time, any Subsidiary of any Loan Party that generated more than three percent of the Borrower’s consolidated revenues during the twelve month period ending on the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1(b).

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Mexican Stock Pledge Agreement”: the Stock Pledge Agreement dated as of the date hereof between the Administrative Agent, Innophos Mexico Holdings, LLC, a Delaware limited liability company, and Innophos Mexicana.

“Mortgaged Properties”: the real properties listed on Schedule 1.1, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”: a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower or any Commonly Controlled Entity is making, is obligated to make or has been obligated to make, contributions.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness (including any interest, premiums or penalties thereon) secured by a Lien on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), (ii) other out-of-pocket fees and expenses actually incurred in connection therewith, (iii) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iv) amounts that the Borrower determines are necessary to set aside as cash reserves (or amounts that have been placed in escrow) for contingent liabilities (including, without limitation, purchase price adjustments and indemnification obligations) in connection with any such Asset Sale (provided that amounts described in this clause (iv) shall constitute Net Cash Proceeds as and when the Borrower determines that such reserve is no longer required or as such amounts are released from escrow) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other out-of-pocket fees and expenses actually incurred in connection therewith.

“New Lender”: as defined in Section 3.15(d).

“New Lender Supplement”: as defined in Section 3.15(d).

“Non-Excluded Taxes”: as defined in Section 4.10(a).

“Non-U.S. Lender”: as defined in Section 4.10(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses

(including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 11.6(g).

“Patriot Act”: as defined in Section 11.18.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“PCS Outsourcing Investment”: any expenditure incurred in connection with the future cost savings initiatives to optimize the supply chain with Potash Corporation of Saskatchewan or any other supplier of P205.

“Permitted Acquisition”: any acquisition by the Borrower or any of its Wholly Owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person if:

(i) both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing;

(ii) such acquisition is made in accordance with all applicable Requirements of Law and material Contractual Obligations; and all material consents and approvals required by applicable Requirement of Law and material Contractual Obligations have been obtained;

(iii) in case of an acquisition of Capital Stock of any Person, such Person becomes a Wholly Owned Subsidiary of the Borrower as part of the acquisition; and;

(iv) after giving pro forma effect to the acquisition and all Indebtedness assumed, incurred or repaid in connection with the acquisition, the Consolidated Senior Debt Ratio and Consolidated Leverage Ratio on the date of the acquisition (based on Consolidated EBITDA determined on a pro forma basis, as set forth in the definition of “Consolidated EBITDA”, for the twelve month period ended on the last day of the most recent fiscal quarter of the Borrower for which financial statements have then been delivered) shall not exceed the Consolidated Senior Debt Ratio and Consolidated Leverage Ratio required by Sections 8.1(a) and 8.1(b), respectively, as of the last day of the fiscal quarter preceding the fiscal quarter in which such acquisition is made, and the Administrative Agent shall have received a certificate to such effect given on behalf of the Borrower by a Responsible Officer accompanied by such supporting information as the Administrative Agent may reasonably request.

“Permitted Investors”: the collective reference to the Sponsor and its Control Investment Affiliates.

“Permitted Securitization Transaction”: a transaction pursuant to which Innophos Mexicana or any of its Subsidiaries discounts, assigns (with or without recourse) or otherwise securitizes accounts receivable arising in the ordinary course of business; provided, that such transaction will be a Permitted Securitization Transaction only if the aggregate invoice amount of all accounts receivable then outstanding and not yet past due that were discounted, assigned or securitized in all Permitted Securitization Transactions then in effect does not exceed $15,000,000.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any “employee benefit plan” as defined in Section 3(3) of ERISA in respect of which the Borrower or any Subsidiary is an “employer” as defined in Section 3(5) of ERISA or otherwise has any liability.

“Pricing Grid”: the pricing grid attached hereto as Annex A.

“Pro Forma Balance Sheet”: as defined in Section 5.1(a).

“Pro Forma Cost Savings”: means operating expense reductions with respect to any Business Disposition or Permitted Acquisition that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within twelve months following any such Business Disposition or Permitted Acquisition, including, but not limited to, the execution or termination of any contracts, reduction of costs related to administrative functions, the termination of any personnel or the closing (or approval by the Borrower of any closing) of any facility, as applicable; provided, that in any case such adjustments are set forth in a certificate signed by a Responsible Officer of Borrower and delivered to the Administrative Agent that states (a) the amount of such adjustment or adjustments, (b) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Responsible Officer executing such certificate at the time of such execution and (c) that any related incurrence of Indebtedness is permitted pursuant to this Agreement.

“Projections”: as defined in Section 7.2(c).

“Properties”: as defined in Section 5.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member in excess of $1,000,000.

“Reference Bank”: Citibank, N.A.

“Refunded Swingline Loans”: as defined in Section 3.4(b).

“Refunding Date”: as defined in Section 3.4(c).

“Register”: as defined in Section 11.6(e).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Tranche B Term Loans pursuant to Section 4.2(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale (other than any sale and leaseback transaction permitted by Section 8.11) or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to (a) acquire or repair fixed or capital assets used or useful in the business of the Borrower or any of its Subsidiaries, (b) consummate a Permitted Acquisition or (c) make a Capital Expenditure.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date (or committed to be expended prior to the relevant Reinvestment Prepayment Date so long as such amounts are actually expended within 90 days after such Reinvestment Prepayment Date) to (a) acquire or repair fixed or capital assets used or useful in the business of the Borrower or any of its Subsidiaries, (b) consummate a Permitted Acquisition or (c) make a Capital Expenditure.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, (i) acquire or repair fixed or capital assets used or useful in the business of the Borrower or any of its Subsidiaries, (ii) consummate a Permitted Acquisition or (iii) make a Capital Expenditure, in each case with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: (a) until the Closing Date, (i) the holders of more than 50% of the Total Revolving Commitments then in effect and (ii) the holders of more than 50% of the Tranche B Term Commitments then in effect, and (b) after the Closing Date, (i) the holders of more than 50% of the sum of the Tranche B Term Commitments then in effect plus the aggregate unpaid principal amount of the Tranche B Term Loans then outstanding, or if the Tranche B Term Commitment have been permanently reduced to $-0-, the aggregate unpaid principal amount of the Tranche B Term Loans then outstanding, and (ii) the holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided, that for this purpose solely, the Commitments, Tranche B Term Loans and Revolving Extensions of Credit held by any Lender that has failed, in breach of this Agreement and despite written demand, to fund any Loan required to be made by it hereunder shall be deemed not to be in effect or outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer or controller of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 8.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” under such Lender’s name on such Lender’s Addendum or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments as of the Closing Date is $50,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 3.1(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

“Revolving Termination Date”: August 31, 2009.

“Rhodia Phosphates Business”: as defined in Section 3.06 of the Acquisition Agreement.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mexican Stock Pledge Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Sellers”: collectively, Rhodia Inc., a Delaware corporation, Rhodia Canada Inc., a corporation organized under the laws of Canada, Rhodia de Mexico, S.A. de C.V., a corporation organized under the laws of Mexico, Rhodia Overseas Ltd, a corporation organized under the laws of The United Kingdom, and Rhodia Consumer Specialties Limited, a corporation organized under the laws of the United Kingdom.

“Senior Subordinated Note Indenture”: the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith.

“Senior Subordinated Notes”: the subordinated notes of the Borrower issued on the Closing Date and any Exchange Notes issued pursuant to the Senior Subordinated Note Indenture.

“Single Employer Plan”: any “employee benefit plan” as defined in Section 3(3) of ERISA that the Borrower or any Commonly Controlled Entity maintains, contributes to, or otherwise has any liability with respect to, and that is covered by Title IV of ERISA (other than any Multiemployer Plan).

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they become absolute and mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in the Senior Subordinated Note Indenture.

“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Agent or Lender or any affiliate thereof, as counterparty and (b) that has been designated by such Agent or Lender, as the case may be, and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Agent, Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

“Sponsor”: Bain Capital Partners, LLC.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supplemental Tranche B Term Loan”: as defined in Section 2.1.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 3.3 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

“Swingline Lender”: Bear Stearns Corporate Lending Inc., in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 3.3.

“Swingline Participation Amount”: as defined in Section 3.4(c).

“Term Lenders”: each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Tranche B Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Commitment” under such Lender’s name on such Lender’s Addendum. The original aggregate amount of the Tranche B Term Commitments is $220,000,000.

“Tranche B Term Loan”: as defined in Section 2.1.

“Tranche B Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Tranche B Term Commitment then constitutes of the aggregate Tranche B Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding plus such Lender’s unfunded Tranche B Term Commitment (if any) constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding plus the aggregate amount of unfunded Tranche B Term Commitments (if any) of all Lenders).

“Transferee”: any Assignee or Participant.

“Transition Services Agreement”: the Transition Services Agreement (as in effect on the date hereof) entered into by the Borrower and Rhodia Inc. and/or one or more affiliates of Rhodia S.A. pursuant to which Rhodia S.A. and/or one or more affiliates of Rhodia Inc. shall provide services to the Borrower for a period of time after the Closing Date.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unused ECF Basket”: at any time, the difference between (a) Excess Cash Flow for all fiscal years of the Borrower, commencing with the fiscal year ending December 31, 2005, for which the Borrower then has made the payment required by Section 4.2(c), net of all payments required for such fiscal years under Section 4.2(c), and (b) the sum of all Capital

Expenditure and Permitted Acquisitions theretofore permitted by, and previously counted for the purposes of, Sections 8.7(d) and 8.8(m).

“Wholly Owned Guarantor”: any Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares or nominee shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF TERM COMMITMENTS

2.1. Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan to the Borrower on the Closing Date in an amount equal to its ratable share of $178,000,000 (each, an “Initial Tranche B Term Loan”). Upon funding the Initial Tranche B Term Loans, the Tranche B Term Commitments shall be permanently reduced to $42,000,000. Subject to the terms and conditions hereof, on one other Business Day that is less than 180 days after the Closing Date, each Term Lender severally agrees to make an additional term loan to Borrower in an amount not to exceed its ratable share of $42,000,000 (each, a “Supplemental Tranche B Term Loan” and, together with the Initial Tranche B Term Loans, the “Tranche B Term Loans”). On the earlier of (x) the 180th day after the Closing Date and (y) the funding of Supplemental Tranche B Term Loans, the Tranche B Term Commitments shall be permanently reduced to $-0-. The Tranche B Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.

2.2. Procedure for Tranche B Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Initial Tranche B Term Loans on the Closing Date and specifying the amount to be borrowed. The Initial Tranche B Term Loans shall initially be Base Rate Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Initial Tranche B Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 60 days after the Closing Date. In the case of any borrowing of Supplemental Tranche B Term Loans, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time), three Business Days prior to the requested Borrowing Date requesting that the Term Lenders make the Supplemental Tranche B Term Loans on such date and specifying the amount to be borrowed. Any request for Supplemental Tranche B Term Loans, to the extent requested as Eurodollar Loans, shall specify the Interest Period. Upon receipt of any borrowing notice, the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Initial Tranche B Term Loan to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3. Repayment of Tranche B Term Loans. The Tranche B Term Loan of each Term Lender shall mature in 24 consecutive quarterly installments, commencing on December 31, 2004, each of which shall be in an amount equal to such Lender’s Tranche B Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
1. fiscal quarter ending 12/31/04	$550,000
2. fiscal quarter ending 3/31/05	$550,000
3. fiscal quarter ending 6/30/05	$550,000
4. fiscal quarter ending 9/30/05	$550,000
5. fiscal quarter ending 12/31/05	$550,000
6. fiscal quarter ending 3/31/06	$550,000
7. fiscal quarter ending 6/30/06	$550,000
8. fiscal quarter ending 9/30/06	$550,000
9. fiscal quarter ending 12/31/06	$550,000

Installment	Principal Amount
10. fiscal quarter ending 3/31/07	$550,000
11. fiscal quarter ending 6/30/07	$550,000
12. fiscal quarter ending 9/30/07	$550,000
13. fiscal quarter ending 12/31/07	$550,000
14. fiscal quarter ending 3/31/08	$550,000
15. fiscal quarter ending 6/30/08	$550,000
16. fiscal quarter ending 9/30/08	$550,000
17. fiscal quarter ending 12/31/08	$550,000
18. fiscal quarter ending 3/31/09	$550,000
19. fiscal quarter ending 6/30/09	$550,000
20. fiscal quarter ending 9/30/09	$550,000
21. fiscal quarter ending 12/31/09	$52,250,000
22. fiscal quarter ending 3/31/10	$52,250,000
23. fiscal quarter ending 6/30/10	$52,250,000
24. sixth anniversary of the Closing Date	$52,250,000

If the Supplemental Tranche B Term Loans are not funded or are funded in an amount less than $42,000,000, then the principal amount of each installment set forth above that then remains unpaid shall be reduced ratably (based on the proportion that such installment bears to the aggregate amount of all installments set forth above that then remain unpaid).

SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

3.1. Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

3.2. Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day if the Borrower gives the Administrative Agent irrevocable notice which notice may be given by telephone (promptly confirmed in writing) or email (received by the Administrative

Agent prior to 2:00 P.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), except that any such notice of a borrowing of Base Rate Loans under the Revolving Facility to finance payments required to be made pursuant to Section 3.5 may be given not later than 11:00 A.M., New York City time, on the date of the proposed borrowing, specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date shall initially be Base Rate Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 60 days after the Closing Date. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 3.4. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent. No Revolving Loans shall be made on the Closing Date.

3.3. Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make swingline loans (“Swingline Loans”) available to the Borrower as a subfacility under the Revolving Commitments; provided, that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be Base Rate Loans only.

(b) The Borrower shall repay all outstanding Swingline Loans on the Revolving Termination Date.

3.4. Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 12:00 Noon, New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $250,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to act on its behalf), on one Business Day’s notice (a copy of which shall be provided to the Borrower) given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 3.4(b), one of the events described in Section 9(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans are not made as contemplated by Section 3.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5. Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Term Lender a commitment fee for the period from and including the Closing Date to the earlier of (i) the date on which any Supplemental Tranche B Term Loans are funded and (ii) the day that is 180 days after the Closing Date, computed at a rate equal to 0.50% per annum on such Term Lender’s Tranche B Term Percentage of $42,000,000, payable quarterly in arrears on the last day of each quarter and upon the termination of the Tranche B Term Commitment, commencing on the first of such dates to occur after the date hereof.

(c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

3.6. Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided, that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000 (or, if less, the Total Revolving Commitments at such time), or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

3.7. L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.10(a), agrees to (A) issue letters of credit (“Letters of Credit”) for the account of the Borrower (which Letters of Credit may be issued, subject to Section 8.8, for the account of the Borrower on behalf of its Subsidiaries) on any Business Day during the Revolving Commitment Period in such form as may be reasonably approved from time to time by the Issuing Lender and to amend or renew Letters of Credit previously issued by it and (B) to honor conforming drafts under the Letters of Credit; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date; provided, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the Revolving Commitment Period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.8. Procedure for Issuance of Letter of Credit. (a) The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit or amend a Letter of Credit, as the case may be, by delivering to each of the Administrative Agent and the Issuing Lender at its respective address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. In the case of any Application for the initial issuance of a Letter of Credit, the Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent (which confirmation shall be given promptly) that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender issue any Letter of Credit later than five Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. In the case of a request for an Application to amend any outstanding Letter of Credit, such Application shall specify in form and detail reasonably satisfactory to the

Issuing Lender the Letter of Credit to be amended, the proposed date of amendment thereof (which shall be a Business Day), the nature of the proposed amendment and such other matters as the Issuing Lender may reasonably require. The Issuing Lender shall furnish a copy of each Letter of Credit or amendment thereof to the Borrower (with a copy to the Administrative Agent) promptly following the issuance or amendment thereof.

(b) The making of each request for a Letter of Credit by the Borrower shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.7. Unless the Issuing Lender has received notice from the Administrative Agent before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 6.2 are not satisfied, or that the issuance of such Letter of Credit would violate Section 3.7, then the Issuing Lender may issue the requested Letter of Credit for the account of the Borrower in accordance with the Issuing Lender’s usual and customary practices.

3.9. Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the applicable issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit as agreed by the Borrower and the Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the applicable issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal, customary and reasonable costs and out-of-pocket expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.10. L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, without recourse or warranty, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder and the obligations of the Borrower under this Agreement with respect thereto. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender. Each L/C Participant’s obligations under this Section 3.10 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant or the Borrower may have against the Issuing Lender or any other Person for any reason whatsoever;

(ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is made by the Issuing Lender under such Letter of Credit to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.10 shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent or the Issuing Lender, as the case may be, to it.

3.11. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on the same Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft or payment demand presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft or demand so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on all Reimbursement Obligations from the date on which the relevant draft or demand is paid by the Issuing Lender until payment in full by the Borrower at the rate set forth in (i) until the

Business Day next succeeding the date of the relevant notice to the Borrower, Section 4.5(b) and (ii) thereafter, Section 4.5(c).

3.12. Obligations Absolute. The Borrower’s obligations under Section 3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower and each L/C Participant also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and neither the Borrower’s Reimbursement Obligations under Section 3.11 nor any L/C Participant’s obligations under Section 3.10 shall be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence, bad faith or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.13. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.14. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall control.

3.15. Increase of the Revolving Facility. (a) The Borrower and any Lender (including a New Lender) may, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), at any time and from time to time after the Closing Date, agree that such Lender shall increase the amount of its Revolving Commitments or provide an additional Revolving Commitment by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the aggregate amount of the increase in the Revolving Commitments and (ii) the applicable Increased Facility Closing Date. Except as otherwise agreed by the Administrative Agent, each such increase in the Revolving Commitments shall be in a minimum amount of $5,000,000 and an integral multiple of

$1,000,000 in excess thereof. The Borrower agrees to offer to each Revolving Lender the right to participate ratably in any increase of the Revolving Commitments. The proceeds of loans under the increased Revolving Commitments may be used for any purpose permitted by the second sentence of Section 5.16.

(b) This Agreement may be amended by the Borrower and the Administrative Agent to provide for any increase in any Lender’s Revolving Commitment agreed to by such Lender or to provide for additional Revolving Commitments by any Lender (including a New Lender). No additional consents (including consent of the Required Lenders) shall be required, so long as the Revolving Commitments are not increased in the aggregate by more than $25,000,000.

(c) No Lender shall be obligated to commit or agree to provide any increase in its Revolving Commitment or any additional Revolving Commitment. No Agent shall be in any respect obligated with respect thereto.

(d) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (such consent not to be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any increase in the Revolving Commitments described in Section 3.15(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit J-2, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

4.1. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 P.M., New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 11:00 A.M., New York City time, on the date of prepayment in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Tranche B Term Loans and Revolving Loans shall be in an aggregate principal amount of $500,000 (or, if less, the remaining principal amount of such Loans) or a whole multiple of $100,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 (or, if less, the remaining principal amount of such Swingline Loans) or a whole multiple thereof.

4.2. Mandatory Prepayments and Commitment Reductions. (a) If any Indebtedness shall be incurred by any Group Member (other than Excluded Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within five Business Days after the date of such incurrence toward the prepayment of the Tranche B Term Loans and the reduction of any remaining unfunded Tranche B Term Commitments as set forth in Section 4.2(d). If any Capital Stock shall be issued by Holdings to any Person other than (i) any Group Member or any employee or director of a Group Member or (ii) the Sponsor or its Control Investment Affiliates or Co-Investors, an amount equal to 50% of the Net Cash Proceeds thereof shall be applied within five Business Days after the date of such issuance toward the prepayment of the Tranche B Term Loans and the reduction of any remaining unfunded Tranche B Term Commitments as set forth in Section 4.2(d).

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, all such Net Cash Proceeds shall be applied within five Business Days after such date toward the prepayment of the Tranche B Term Loans and the reduction of any remaining unfunded Tranche B Term Commitments as set forth in Section 4.2(d); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $20,000,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward such prepayment and reduction.

(c) If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2005, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Tranche B Term Loans. Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the date such financial statements are delivered.

(d) Amounts to be applied in connection with the prepayments and the Tranche B Term Commitment reductions made pursuant to Section 4.2 shall be applied, first, to the prepayment of the Tranche B Term Loans and, second, to permanently reduce (without any required cash payment), any remaining unfunded Tranche B Term Commitments. The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 4.2 (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

4.3. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice (which may be given by telephone (promptly confirmed in writing) or email) of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date; provided, that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 2:00 P.M., New

York City time, three Business Days preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor). If the Borrower requests a conversion to Eurodollar Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided, that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. So long as no Event of Default has occurred and is continuing, if the Borrower requests a continuation of Eurodollar Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(c) Notwithstanding the foregoing provisions of this Section 4.3, no Base Rate Loan under a particular Facility will or may be converted into a Eurodollar Loan when (i) any Event of Default described in Section 9.1(f) has occurred and is continuing or (ii) any other Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.

(d) All amounts outstanding on any day on Loans that are not Eurodollar Loans on such day shall be outstanding as Base Rate Loans for such day.

4.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

4.5. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof for each day on which it is a Base Rate Loan from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and (without limiting Section 3.11) all Reimbursement Obligations shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to Section 4.5(a) or (b), as applicable, plus 2% per annum or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2% per annum, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% per annum (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2% per annum), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided, that interest accruing pursuant to paragraph (c) of this Section 4.5 shall be payable from time to time on demand.

4.6. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. Interest shall accrue on each Loan for each day on which it is made or outstanding, except the day on which it is repaid unless it is repaid on the same day that it was made.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).

4.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

4.8. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche B Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Tranche B Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Tranche B Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Tranche B Term Loans (including prepayments pursuant to Sections 4.1 and 4.2) shall be applied to reduce the then remaining installments of the Tranche B Term Loans pro rata based upon the then remaining principal amount thereof. Amounts prepaid on account of the Tranche B Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower. Nothing herein shall be deemed to relieve any Lender from its obligation under its Commitment or to limit the rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

4.9. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, or compliance by any Lender with any request or directive whether or not having the force of law (but if not having the force of law, one which such Lender is accustomed to comply), from any central bank or other Governmental Authority, in each case made subsequent to the date hereof:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(ii) shall impose on such Lender any other similar adverse condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined in good faith that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, whether or not having the force of law (but if not having the force of law, one which such Lender is accustomed to comply), from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate in reasonable detail as to any additional amounts payable pursuant to this Section 4.9 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 4.9, the Borrower shall not be required to compensate a Lender pursuant to this Section 4.9 for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided, that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 4.9 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.10. Taxes. (a) All payments made under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes, franchise taxes, doing business taxes or minimum taxes imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) and (ii) taxes in the nature of transfer, stamp, recording, excise or documentary taxes resulting from any voluntary transfer or assignment pursuant to Section 11.6(b) (other than during the continuance of an Event of Default or pursuant to Sections 4.12 or 4.13) by any Lender of all or a portion of its rights under this Agreement. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (x) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section 4.10 or (y) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, excluding any taxes or amounts described in Section 4.10(a)(ii).

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN (claiming benefits under an applicable income tax treaty), Form W-8ECI or Form W-8IMY, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver. Each Lender that is a “U.S. Person” shall deliver a Form W-9 or suitable substitute establishing that such Lender is a “U.S. Person.”

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate to the extent that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If any Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section 4.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.11. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate in reasonable detail as to any amounts payable pursuant to this Section 4.11 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9, 4.10(a) or 4.15 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 4.12 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9, 4.10(a) or 4.15.

4.13. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9, 4.10(a) or 4.15, (b) defaults in its obligation to make Loans hereunder or (c) withholds its consent to any amendment, waiver or other modification to any Loan Document requested by the Borrower that requires consent of such Lender and is consented to by the Administrative Agent and by the Required Lenders, with a replacement financial institution, but only if (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default has occurred and is continuing at the time of such replacement, (iii) prior to any such replacement pursuant to clause (a) above, such Lender has taken no action under Section 4.12 so as to eliminate the continued

need for payment of amounts owing pursuant to Section 4.9, 4.10(a) or 4.15, (iv) the replacement financial institution purchases, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and assumes the Commitment of such replaced Lender, (v) the replacement financial institution, if not already a Lender, is reasonably satisfactory to the Administrative Agent and (vi) if such replaced Lender is the Issuing Lender, no Letter of Credit issued by the Issuing Lender shall remain outstanding after giving effect to such replacement. The replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein). The Borrower shall be liable to such replaced Lender under Section 4.11(c) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto. Until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9, 4.10(a) or 4.15, as the case may be. Any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

4.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Tranche B Term Loans, Revolving Loans or Swingline Loans, as the case may be, of such Lender, substantially in the forms of Exhibit H-1, H-2 or H-3, respectively, with appropriate insertions as to date and principal amount.

4.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue

Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be suspended until such Lender notifies the Administrative Agent and Borrower that the circumstances giving rise to such situation no longer exist and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:

5.1. Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2004 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans to be made and the Senior Subordinated Notes to be issued on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared in good faith by the Borrower based on information reasonably available to the Borrower as of the date of delivery thereof and presents fairly in all material respects on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at March 31, 2004, assuming that the events specified in the preceding sentence had actually occurred at such date and based on information readily available as of the date of preparation.

(b) The audited consolidated balance sheets of Rhodia Phosphates Business as at December 31, 2002 and December 31, 2003 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by a report from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of Rhodia Phosphates Business as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Rhodia Phosphates Business as at March 31, 2004, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of Rhodia Phosphates Business as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except in the case of unaudited financial statements, normal year-end adjustments as approved by the aforementioned firm of accountants and disclosed therein).

5.2. No Change. Since December 31, 2003, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.3. Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and (where applicable) in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and (where applicable) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the cases referred to in clauses (c) and (d) above, to the extent that the failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition (other than consents, authorizations, notices or acts of any Person that is not a Governmental Authority, the lack of which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect) and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect (except for the consents, authorizations, filings and notices listed on Part B of Schedule 5.4, which the Group Members have made commercially reasonable efforts to obtain or make and the lack of which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect) and (ii) the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents), except to the extent any violation of any such Contractual Obligation could not reasonably be expected to have a Material Adverse Effect.

5.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

5.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8. Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other material property. None of such property is subject to any Lien except as permitted by Section 8.3.

5.9. Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any material Intellectual Property owned by (or, to the best knowledge of the Borrower, licensed to) any Group Member or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of material Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

5.10. Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes payable by such Group Member or shown on any material assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

5.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

5.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower threatened and (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters.

5.13. ERISA. No Reportable Event that could reasonably be expected to result in any material liability to the Borrower has occurred with respect to any Single Employer Plan. Each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. During the five-year period prior to the date on which this representation is made or deemed made: (a) no termination of a Single Employer Plan has occurred, (b) no “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has been incurred with respect to any Single Employer Plan, and (c) no Lien in favor of the PBGC or a Single Employer Plan has arisen. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits by an amount that could reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. Neither the Borrower nor any of its Subsidiaries has any liability with respect to any employee benefit plan that is not subject to the laws of the United States or a political subdivision thereof that could reasonably be expected to result in a Material Adverse Effect.

5.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

5.15. Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of incorporation or formation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than directors’ qualifying shares or nominee shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

5.16. Use of Proceeds. The proceeds of the Initial Tranche B Term Loans will be used to finance a portion of the Acquisition and to pay related fees and expenses. The proceeds of the Revolving Loans and any Supplemental Tranche B Term Loans, together with the proceeds of the Swingline Loans and the Letters of Credit, will be used for lawful and general corporate purposes (including to fund working capital).

5.17. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Environmental Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or non-compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has contractually assumed any liability of any other Person under Environmental Laws.

5.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of its preparation), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading; provided, that the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties of the Borrower contained in the Acquisition Documents are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other schedules, documents, certificates and statements furnished to the Administrative Agent, the Lenders or their representatives for use in connection with the transactions contemplated hereby and by the other Loan Documents.

5.19. Security Documents. (a) Each of the Guarantee and Collateral Agreement and the Mexican Stock Pledge Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legally valid and enforceable security interest in the Collateral described therein and proceeds thereof, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity. In the case of the Capital Stock pledged pursuant to the Guarantee and Collateral Agreement or the Mexican Stock Pledge Agreement, when stock certificates representing such pledged Capital Stock are delivered to the Administrative Agent and, with respect to the Capital Stock of Innophos Mexicana, when the certificates evidencing the Capital Stock are duly endorsed in guarantee (endoso en garantía) in favor of, and delivered to, the Administrative Agent and an appropriate notation is made in the stock registry book (libro de registro de acciones) of Innophos Mexicana, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.19(a) in appropriate form are properly filed in the offices specified on Schedule 5.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (to the extent that a security interest in such Collateral can be perfected by possession, control or a filing under applicable law) and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, Liens permitted by Section 8.3).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legally valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity, and when the Mortgages are properly filed in the offices specified on Schedule 5.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the

proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior to all other Liens except any Liens permitted by Section 8.3. Schedule 1.1 lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any of its Subsidiaries that has a value, in the reasonable opinion of the Borrower, in excess of $2,500,000.

5.20. Solvency. Each Loan Party is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, Solvent.

5.21. Senior Indebtedness. The Obligations constitute “Senior Debt” and “Designated Senior Debt” of the Borrower under and as defined in the Senior Subordinated Note Indenture. The obligations of each Guarantor under the Guarantee and Collateral Agreement constitute “Senior Debt” of such Guarantor under and as defined in the Senior Subordinated Note Indenture.

5.22. Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

5.23. Certain Documents. The Borrower has delivered to the Administrative Agent a certified, complete and correct copy of the Acquisition Documents and the Senior Subordinated Note Indenture, including any amendments, supplements or modifications with respect to any of the foregoing.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, or, in the case of the Lenders, an Addendum, executed and delivered by each Agent, the Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Guarantor, (iii) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein) that is not a party to the Guarantee and Collateral Agreement and (iv) the Mexican Stock Pledge Agreement, executed and delivered by Innophos Mexico Holdings, LLC, Innophos Mexicana and the Administrative Agent. In the event that any one or more Persons have not executed and delivered an Addendum on the date scheduled to be the Closing Date (each such Person being referred to herein as a “Non-Executing Person”), the condition referred to in clause (i) above shall nevertheless be deemed satisfied if on such date the Borrower and the Administrative Agent shall have designated one or more Persons (the “Designated Lenders”) to assume, in the aggregate, all of the Commitments that would have been held by the Non-Executing Persons

(subject to each such Designated Lender’s consent and its execution and delivery of an Addendum).

(b) Acquisition, etc. The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to each Agent and each Lender:

(i) the purchase by the Borrower of the assets of the Sellers and the shares of Capital Stock held by the Sellers related to the Rhodia Phosphates Businesses on the terms set forth in the Acquisition Agreement and upon satisfaction of all material conditions set forth therein, except as otherwise agreed by the Administrative Agent (the “Acquisition”);

(ii) Holdings shall have received at least $138,500,000 from the proceeds of equity issued by Holdings to the Sponsor, its Controlled Investment Affiliates, management of Holdings or the Borrower and other investors satisfactory to the Administrative Agent, and such proceeds shall have been contributed to the Borrower to finance the Acquisition in part;

(iii) the Borrower shall have received at least $190,000,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes;

(iv) the Administrative Agent shall have received satisfactory evidence that the fees and expenses to be incurred in connection with the Acquisition and the financing thereof shall not exceed $30,000,000; and

(v) the Administrative Agent shall have received satisfactory evidence that all existing Indebtedness (other than the Loans and the Senior Subordinated Notes), sale and leaseback transactions described in Schedule 6.1(b) and any amounts owed to the Sellers or any of the Sellers’ affiliates (other than any post-closing adjustments that may become payable as set forth in the Acquisition Agreement) shall have been paid in full and discharged upon funding of the Initial Tranche B Term Loans and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

(c) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (A) the Pro Forma Balance Sheet, (B) audited consolidated financial statements of Rhodia Phosphates Business for the 2002 and 2003 fiscal years and (C) unaudited interim consolidated financial statements of Rhodia Phosphates Business for each quarterly period ended after the 2003 fiscal year as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of Rhodia Phosphates Business, as reflected in the financial statements or projections contained in the Confidential Information Memorandum (such receipt and judgment to be evidenced by such Lender’s execution of this Agreement).

(d) Approvals. All third party approvals set forth on Schedule 5.4 and approvals of all Governmental Authorities required in connection with the Acquisition shall have been obtained and be in full force and effect (including shareholder approvals), and all applicable waiting periods under the Hart-Scott-Rodino Act shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing contemplated hereby.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(f) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(g) Closing Certificate. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(h) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Kirkland & Ellis LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F; and

(ii) the legal opinion of the Borrower’s local counsel in each of Canada and Mexico and of such other special and local counsel as may be required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(i) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) the certificates representing the shares of Capital Stock of Innophos Mexicana pledged pursuant to the Mexican Stock Pledge Agreement duly endorsed in guarantee (endoso en garantía) in favor of the Administrative Agent and (iii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

(k) Mortgages, etc.

(i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(ii) The Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.

(iii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iv) The Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board; provided, that delivery of such policy and confirmation shall only be required if a Lender demands such confirmation and certifies that it is required by applicable law to require such policy and confirmation.

(v) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

(l) Solvency Certificate. The Administrative Agent shall have received a solvency certificate executed on behalf of the Borrower by the chief financial officer of the Borrower.

(m) Officer’s Certificate. The Administrative Agent shall have received a certificate executed on behalf of the Borrower by the chief executive officer of the Borrower certifying (i) as to the accuracy of the representations and warranties of the Borrower in the Acquisition Documents and the Loan Documents and (ii) that since December 31, 2003 no event has occurred, that alone or in connection with other events, could reasonably be expected to have a Material Adverse Effect.

(n) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

(o) Transition Services Agreement. The Transition Services Agreement shall have been executed and delivered by the parties thereto and shall have become effective. Each Lender and Agent, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

6.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(b) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct as of such earlier date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder (other than any contingent indemnity obligations or expense reimbursement obligations not yet due and payable), the Borrower shall and shall cause each of its Subsidiaries to:

7.1. Financial Statements. Furnish to the Administrative Agent with sufficient copies for each Lender:

(a) as soon as available, but in any event within (x) 120 days after the end of the 2004 fiscal year of the Borrower and (y) 90 days after the end of each subsequent fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statement of income and of cash flows for such year and, beginning with fiscal year 2005, setting forth in each case in comparative form the figures for the previous year audited by, and accompanied by an unqualified report from, PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter and, beginning with the first fiscal quarter of 2005, setting forth in each case in comparative form the figures for the previous year certified on behalf of the Borrower by a Responsible Officer as fairly presenting in all material respects the financial condition of the Borrower and its Subsidiaries and their results of operations and cash flows for the period indicated (subject to normal year-end adjustments); and

(c) as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of the Borrower and its

Subsidiaries as at the end of such month and the related unaudited consolidated statement of income for such month and the portion of the fiscal year through the end of such month, certified on behalf of the Borrower by a Responsible Officer as fairly presenting in all material respects the financial condition of the Borrower and its Subsidiaries and their results of operations and cash flows for the period indicated (subject to normal year-end adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (subject to normal year-end adjustments in the case of quarterly and monthly financial statements and subject to the lack of footnotes in the case of monthly financial statements and except as approved by such accountants or officer, as the case may be, and disclosed therein).

7.2. Certificates; Other Information. Furnish to the Administrative Agent, with sufficient copies for each Lender (or, in the case of clause (g), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 8.1, except as specified in such certificate (which certificate may be qualified to the extent then required by GAAP or in accordance with the normal commercial practices and policies of independent certified public accountants of nationally recognized standing);

(b) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer on behalf of the Borrower stating that, to the best of each such Responsible Officer’s knowledge, no Default or Event of Default has occurred (whether or not it is continuing) during the applicable period except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations in reasonable detail necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate;

(c) no later than 90 days after the end of each fiscal year of the Borrower, a detailed quarterly consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of income and summary projected cash flows, and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year as approved by the board of directors of the Borrower or Holdings (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer on behalf of the Borrower stating that such Projections are based on estimates, information and assumptions and believed by such Responsible Officer to be reasonable at the time made;

(d) if the Borrower is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of the first three fiscal quarters of each fiscal year of the Borrower and 90 days after the end of each fiscal year of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter and, beginning with the first fiscal quarter of 2005, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) no later than two Business Days prior to the effectiveness thereof, copies of drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Indenture or the Acquisition Documents;

(f) within five Business Days after the same are sent, copies of all financial statements and reports that the Borrower sends generally to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and

(g) promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where (a) the failure to do so could not reasonably be expected to have a Material Adverse Effect or (b) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

7.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 or 8.5 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5. Maintenance of Property; Insurance. (a) Keep all material property necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance (provided that, if any such insurance company shall at any time become financially unsound or disreputable, there shall be no breach of this provision in the event that the Borrower promptly (and in any event within 60 days of such date) obtains insurance from an alternative insurance carrier that is financially sound and reputable) on its material property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business under similar circumstances.

7.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of record and account in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours with reasonable advance notice to the Borrower (provided, that in the case of any Lender such visits shall be limited to two visits in any fiscal year so long as no Event of Default has occurred or is continuing) and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

7.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer on behalf of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

7.8. Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case except to the extent that a failure to do so could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that a failure to do so could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

7.9. Interest Rate Protection. In the case of the Borrower, within 180 days after the Closing Date, enter into, and thereafter maintain, Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Senior Subordinated Notes and the Tranche B Term Commitments existing immediately prior to the funding of the Initial Tranche B Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than two years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

7.10. Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Group Member (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 8.3(g) and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly, upon request of the Administrative Agent, (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $2,500,000 acquired after the Closing Date by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3(g) and (y) real property acquired by any Excluded Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if reasonably requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or as the Administrative reasonably deems advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) The Borrower will not issue or sell any of its Capital Stock (i) to any Person other than Holdings, (ii) unless such Capital Stock is issued subject to the security interest granted by the Guarantee and Collateral Agreement or (iii) in any form except as a certificated security delivered at issuance to the Administrative Agent and pledged pursuant to the Guarantee and Collateral Agreement.

(e) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

7.11. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request in writing for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

7.12. Corporate Structure. Cause each of its Subsidiaries to remain a Wholly Owned Subsidiary for as long as it is a Subsidiary.

SECTION 8. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder (other than any contingent indemnification obligations or expense reimbursement obligations not yet due and payable), the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1. Financial Condition Covenants. (a) Consolidated Senior Debt Ratio. Permit the Consolidated Senior Debt Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Senior Debt Ratio
December 31, 2004	3.50 to 1.00
March 31, 2005	3.50 to 1.00
June 30, 2005	3.40 to 1.00
September 30, 2005	3.25 to 1.00
December 31, 2005	3.00 to 1.00
March 31, 2006	3.00 to 1.00
June 30, 2006	2.90 to 1.00
September 30, 2006	2.80 to 1.00
December 31, 2006	2.75 to 1.00
March 31, 2007	2.75 to 1.00
June 30, 2007	2.75 to 1.00
September 30, 2007	2.50 to 1.00
December 31, 2007	2.50 to 1.00

March 31, 2008	2.50 to 1.00
June 30, 2008	2.50 to 1.00
September 30, 2008	2.25 to 1.00
December 31, 2008	2.25 to 1.00
March 31, 2009	2.25 to 1.00
June 30, 2009	2.25 to 1.00
September 30, 2009	2.00 to 1.00
December 31, 2009	2.00 to 1.00
March 31, 2010	2.00 to 1.00
June 30, 2010	2.00 to 1.00

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
December 31, 2004	5.75 to 1.00
March 31, 2005	5.75 to 1.00
June 30, 2005	5.70 to 1.00
September 30, 2005	5.60 to 1.00
December 31, 2005	5.50 to 1.00
March 31, 2006	5.50 to 1.00
June 30, 2006	5.40 to 1.00
September 30, 2006	5.25 to 1.00
December 31, 2006	5.10 to 1.00
March 31, 2007	5.00 to 1.00
June 30, 2007	5.00 to 1.00
September 30, 2007	4.75 to 1.00
December 31, 2007	4.75 to 1.00
March 31, 2008	4.75 to 1.00
June 30, 2008	4.75 to 1.00
September 30, 2008	4.50 to 1.00
December 31, 2008	4.50 to 1.00
March 31, 2009	4.50 to 1.00
June 30, 2009	4.25 to 1.00
September 30, 2009	4.00 to 1.00
December 31, 2009	3.75 to 1.00
March 31, 2010	3.75 to 1.00
June 30, 2010	3.75 to 1.00

(c) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Interest Coverage Ratio
December 31, 2004	2.00 to 1.00
March 31, 2005	2.00 to 1.00
June 30, 2005	2.00 to 1.00
September 30, 2005	2.00 to 1.00
December 31, 2005	2.25 to 1.00
March 31, 2006	2.25 to 1.00
June 30, 2006	2.25 to 1.00
September 30, 2006	2.25 to 1.00
December 31, 2006	2.25 to 1.00
March 31, 2007	2.25 to 1.00
June 30, 2007	2.25 to 1.00
September 30, 2007	2.25 to 1.00
December 31, 2007	2.25 to 1.00
March 31, 2008	2.25 to 1.00
June 30, 2008	2.35 to 1.00
September 30, 2008	2.35 to 1.00
December 31, 2008	2.35 to 1.00
March 31, 2009	2.35 to 1.00
June 30, 2009	2.50 to 1.00
September 30, 2009	2.50 to 1.00
December 31, 2009	2.50 to 1.00
March 31, 2010	2.50 to 1.00
June 30, 2010	2.50 to 1.00

; provided, that for the purposes of determining the ratio described above for the fiscal quarters of the Borrower ending December 31, 2004, March 31, 2005 and June 30, 2005, Consolidated Interest Expense for the relevant period shall be deemed to equal Consolidated Interest Expense for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing Date) multiplied by 4, 2 and 4/3, respectively.

8.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness (i) of the Borrower to any Subsidiary, if such Indebtedness is subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent, (ii) of any Wholly Owned Guarantor to the Borrower or any other Wholly Owned Guarantor, (iii) of any Excluded Foreign Subsidiary to any other Excluded Foreign Subsidiary and (iv) subject to Section 8.8, of any Excluded Foreign Subsidiary to the Borrower or any Wholly Owned Guarantor;

(c) Guarantee Obligations and bank daylight overdrafts incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower, any Wholly Owned Guarantor and, subject to Section 8.8, of any Excluded Foreign Subsidiary;

(d) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding;

(e) (i) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $190,000,000 and (ii) Guarantee Obligations of any Guarantor in respect of such Indebtedness; provided, that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes;

(f) Hedge Agreements required under Section 7.9 or permitted under Section 8.12;

(g) Indebtedness at any one time outstanding in an aggregate amount not exceeding $15,000,000 and consisting of (i) Indebtedness of the Borrower representing deferred purchase consideration for a Permitted Acquisition or (ii) Indebtedness of a Subsidiary acquired in, or newly formed to make, a Permitted Acquisition that is not guaranteed by, or secured by property of, any other Group Member and consists of (A) Indebtedness acquired or assumed in a Permitted Acquisition or (B) Indebtedness that is incurred by such Subsidiary to finance such Permitted Acquisition and is not subject to a cross-default in case of default on any Indebtedness of any other Group Member;

(h) Indebtedness of the Borrower or any of its Subsidiaries at any one time outstanding in an aggregate amount not exceeding $15,000,000 consisting of Capital Lease Obligations arising in a sale and leaseback transaction permitted by Section 8.11, if the Net Cash Proceeds of such sale and leaseback transaction are applied when and as received in accordance with Section 4.2(d);

(i) Indebtedness constituting recourse liabilities incurred in a Permitted Securitization Transaction;

(j) insurance premium financings arrangements in the ordinary course;

(k) Indebtedness outstanding on the date hereof and listed in Schedule 8.2(k); and

(l) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not exceeding $15,000,000 at any one time outstanding.

8.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or other governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings; provided, that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) (i) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and (ii) inchoate statutory landlords’ Liens for amounts which are not yet due;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure custom duties, the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the use of such property;

(f) Liens in existence on the date hereof listed on Schedule 8.3(f), attaching only to the property subject to such Liens on the Closing Date and proceeds thereof and securing only the liabilities secured thereby on the Closing Date;

(g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Sections 8.2(d) and 8.2(h) to finance the acquisition of fixed or capital assets; provided, that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens securing judgments for the payment of money not constituting an Event of Default;

(k) a depositary bank’s right of setoff against its deposit accounts;

(l) Liens on assets acquired in a Permitted Acquisition and the proceeds thereof, if such Liens secure only Indebtedness permitted by Section 8.2(g)(ii);

(m) licenses of Intellectual Property in the ordinary course to the extent such licenses constitute Liens; and

(n) other Liens securing liabilities (other than Indebtedness) not exceeding $5,000,000 in the aggregate at any time outstanding.

8.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower if the Borrower is the continuing or surviving corporation or with or into any Wholly Owned Guarantor if the Wholly Owned Guarantor is the continuing or surviving corporation; and, any Excluded Foreign Subsidiary may be merged or consolidated with or into any other Excluded Foreign Subsidiary;

(b) (i) any Subsidiary of the Borrower may Dispose all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Guarantor or, subject to Section 8.8, any Excluded Foreign Subsidiary and (ii) any Excluded Foreign Subsidiary of the Borrower may dispose all or substantially all of its assets (upon voluntary liquidation or otherwise) to any other Excluded Foreign Subsidiary;

(c) any Group Member may make a Disposition permitted by Section 8.5; and

(d) the Borrower (if it is the surviving corporation) or any Subsidiary may merge or consolidate with a Person acquired in a Permitted Acquisition.

8.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete, uneconomic, excess, damaged, no longer useful or worn out property in the ordinary course of business;

(b) the sale of inventory or licenses of Intellectual Property in the ordinary course;

(c) Dispositions permitted by Section 8.4(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Guarantor;

(e) sale and leaseback transactions permitted by Section 8.11 if the Net Cash Proceeds thereof are applied when and as received pursuant to Section 4.2(d);

(f) the sale of non-core assets and immaterial Investments acquired in Permitted Acquisitions;

(g) the discount, assignment or securitization of accounts receivable in a Permitted Securitization Transaction;

(h) immaterial exchanges or replacements of property in the ordinary course of business;

(i) Dispositions permitted by Section 8.8 (other than Sections 8.8(b) and 8.8(r));

(j) Dispositions of Investments permitted by Sections 8.8(b) and 8.8(r);

(k) the Disposition of (i) the Geismar, Louisiana facility, (ii) the fertilizer business, (iii) the businesses and assets of Avgard and/or silica in Chicago Heights, Illinois, and (iv) the business and assets of P205 and/or the hypophosphites business in Nashville, Tennessee; and

(l) the Disposition of other property having a fair market value not to exceed $5,000,000 in the aggregate for any fiscal year of the Borrower.

8.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary of the Borrower;

(b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may pay dividends to Holdings to permit Holdings to purchase Holdings’ common stock or common stock options from present or former officers or employees of Holdings or any Group Member upon the death, disability or termination of employment of such officer or employee in an aggregate amount not to exceed the sum of (A) the Net Cash Proceeds from any keyman life insurance policies on such officer or employee plus (B) $2,000,000 in any fiscal year of the Borrower (net of any proceeds received by Holdings and contributed to the Borrower in connection with resales of any common stock or common stock options so purchased) (the “Base Dividend Amount”); provided, that any portion of the Base Dividend Amount that is not paid in such fiscal year, may be carried over for payment in succeeding fiscal years; and

(c) the Borrower may pay dividends to Holdings to permit Holdings to (i) pay corporate overhead expenses incurred in the ordinary course of business not to exceed $500,000 in any fiscal year (or, following an initial public offering of the Capital Stock of the Holdings, $1,500,000 in any fiscal year), (ii) pay any combined, consolidated or unitary taxes that are due and payable by Holdings and the Borrower, (iii) pay any taxes on Holdings’ corporate franchise and (iv) make payments permitted by Section 8.10(b) or the last sentence of Section 8.10.

8.7. Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Borrower and its Subsidiaries not to exceed $30,000,000 in the aggregate in each of 2004 and 2005 or $25,000,000 in the aggregate in any calendar year thereafter (the “Base Capital Expenditure Amount”); provided, that (i) any portion of the Base Capital Expenditure Amount that is not expended in such fiscal year, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of the Base Capital Expenditure Amount for such fiscal year and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (i) above, (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount, (c) Capital Expenditures funded from an equity contribution to the Borrower made by Holdings from the cash proceeds of the issuance and sale of Holdings’ Capital Stock to the Sponsor, its Controlled Investment Affiliates and Co-Investors, to the extent so funded, (d) Capital Expenditures which, when made, are counted against, and do not exceed, the then Unused ECF Basket, and (e) Capital Expenditures to fund the PCS Outsourcing Investment in an aggregate amount not to exceed $10,000,000.

8.8. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;

(b) investments in cash or Cash Equivalents;

(c) Guarantee Obligations permitted by Section 8.2 and Hedge Agreements required by Section 7.9 or permitted by Section 8.12;

(d) loans and advances to the directors, officers or employees of any Group Member of the Borrower in the ordinary course of business (including for payroll advances and for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(e) the Acquisition;

(f) Investments in fixed or capital assets from the proceeds of any Reinvestment Deferred Amount;

(g) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such Investment, is a Wholly Owned Guarantor;

(h) intercompany Investments by the Borrower or any Wholly Owned Guarantor in any Excluded Foreign Subsidiary (including, without limitation, Guarantee Obligations with respect to obligations of any such Foreign Subsidiary, loans made to any such Foreign Subsidiary and Investments resulting from mergers with or sales of assets to any such Foreign Subsidiary) in an aggregate amount (valued at cost) exceeding $15,000,000 during the term of this Agreement;

(i) Capital Expenditures permitted by Section 8.7;

(j) Investments acquired in connection with the Acquisition and immaterial Investments acquired in a Permitted Acquisition;

(k) consideration received for any Disposition permitted by Section 8.5;

(l) Investments (including Permitted Acquisitions) funded (along with all fees and expenses incurred in connection therewith) from an equity contribution to the Borrower by Holdings from the cash proceeds of the issuance and sale of Holdings’ Capital Stock to the Sponsor, its Controlled Investment Affiliates and Co-Investors, to the extent so funded;

(m) Permitted Acquisitions for a purchase consideration which, when made and when added to all fees and expenses incurred by any Group Member in connection therewith, are counted against, and do not exceed, the sum of the then Unused ECF Basket and the then unexpended Reinvestment Deferred Amount;

(n) other Permitted Acquisitions for an aggregate purchase consideration (for all such Permitted Acquisitions) which, when added to all Indebtedness at any time incurred, assumed or acquired in such Permitted Acquisitions, does not exceed $25,000,000;

(o) Investments existing on the date hereof and listed on Schedule 8.8(o);

(p) advances to suppliers in the ordinary course of business;

(q) a Permitted Securitization Transaction; and

(r) other Investments in an aggregate amount (valued at cost net of returns of capital thereon) not exceeding $10,000,000 in the aggregate at any time outstanding.

8.9. Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the principal amount of Senior Subordinated Notes, (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes (other than any such amendment, modification, waiver or other change that is not adverse to the Lenders) or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Debt” (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture.

8.10. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary) unless such transaction (a) is (i) not otherwise prohibited by this Agreement, (ii) in the ordinary course of business of the relevant Group Member and (iii) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) consists of the payment of reasonable officers and directors fees to Persons who are not otherwise Affiliates of Holdings and its Subsidiaries and expense reimbursement arrangements and customary indemnification agreements with directors and officers of Holdings and its Subsidiaries or (c) consists of Restricted Payments permitted by Section 8.6. Notwithstanding the foregoing, (x) the Borrower may pay expense reimbursements and indemnities due under the Advisory Agreement, and (y) so long as no Event of Default is continuing under Section 9(a), 9(e) or 9(f), the Borrower may pay the Sponsor the fees (including amounts payable on the date hereof) due under the Advisory Agreement; provided, that if the payment of any portion of such fees was deferred by reason of the existence of any such Event of Default, such deferred portion may be paid when such Event of Default is cured or waived if no other Event of Default under Section 9(a), 9(e) or 9(f) is continuing at the time of payment.

8.11. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, unless (a) the consideration received in the sale and leaseback transactions consists solely of cash and rights under the leaseback documentation, (b) the aggregate amount of Net Cash Proceeds received by all Group Members in connection with all such transactions does not exceed $15,000,000 and (c) all Net Cash Proceeds of such transactions are applied when and as received in accordance with Section 4.2(d).

8.12. Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock or the Senior Subordinated Notes), (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, (c) Hedge Agreements entered into to hedge or mitigate exchange rate or commodity price fluctuations for legitimate business purposes and (d) Hedge Agreements required pursuant to Section 7.9.

8.13. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters without the consent of the Administrative Agent.

8.14. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement, the other Loan Documents and the Senior Subordinated Note Indenture, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) any agreement governing Indebtedness permitted by Section 8.2(g)(ii) (in which case, any prohibition or limitation shall only be effective against the Subsidiary therein referred to).

8.15. Clauses Restricting Subsidiary Distributions. Except for Indebtedness permitted by Section 8.2(g), enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and the Senior Subordinated Note Indenture and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

8.16. Lines of Business. Enter into any material business, either directly or through any Subsidiary, except for (i) those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Acquisition) or that are reasonably related, ancillary or incidental thereto or the reasonable expansion thereof (other than non-core businesses acquired in connection with a Permitted Acquisition) and (ii) the specialty chemical business.

8.17. Amendments to Acquisition Documents. Amend, supplement or otherwise modify the terms and conditions of the Acquisition Documents or any such other documents except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect.

8.18. Management Fees. Make any payment of fees, expenses or indemnities to the Sponsor (including pursuant to the Advisory Agreement) or its Controlled Investment Affiliates, except if and to the extent permitted by the last sentence of Section 8.10.

SECTION 9. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 7.4(a) (with respect to the Borrower only) or Section 7.7(a) or Section 8 or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause (after taking into account any applicable grace periods), with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

(f) (i) any Loan Party or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA (other than a standard termination), (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member for the payment of money (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more in the aggregate, and (i) property of such Group Member shall be attached, distrained, sequestered or otherwise subjected to lien enforcement proceedings on such judgments or decrees; or (ii) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason other than as set forth in Section 11.14, to be in full force and effect in any material respect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be perfected, enforceable and of the same effect and priority purported to be created thereby, or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(j) (i) prior to the consummation of an initial public offering of the Capital Stock of Holdings, (A) the Permitted Investors shall cease to have the power to vote or direct the voting of securities having a majority of the voting power for the election of directors of Holdings (determined on a fully diluted basis) or (B) the Permitted Investors shall cease to own of record and beneficially a majority of the outstanding voting Capital Stock of Holdings (determined on a fully diluted basis); or (ii) at or after the consummation of an initial public offering of the Capital Stock of Holdings, (A) the Permitted Investors shall cease to own of record and beneficially at least 25% of the outstanding Capital Stock of Holdings (determined on a fully diluted basis), or (B) any Person or group of Persons (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall beneficially own a percentage of the outstanding Capital Stock of Holdings (determined on a fully diluted basis) that is equal to or greater than the percentage of such Capital Stock (so determined) then owned of record and beneficially by the Permitted Investors, or (C) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; or (iii) at any time, (A) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital

Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement) or (B) a Specified Change of Control shall occur; or

(k) Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, (ii) incur, create, assume or suffer to exist any Indebtedness, except (x) nonconsensual obligations imposed by operation of law, (y) pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any material properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section 8.6 pending application in the manner contemplated by said Section) and Cash Equivalents) other than the ownership of shares of Capital Stock of the Borrower and promissory notes issued by employees in connection with their purchase of Capital Stock of Holdings in an aggregate amount not to exceed $1,000,000 at any time; or

(l) the Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party or any Affiliate of any Loan Party shall so assert in writing;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower or as otherwise required by applicable law. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10. THE AGENTS

10.1. Appointment. Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence, bad faith or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence, bad faith or willful misconduct. The agreements in this Section 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.

10.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Either Co-Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as a Co-Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of a Co-Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the non-resigning Co-Syndication Agent or, if there is only one Co-Syndication Agent, the Administrative Agent, without any further act by such Co-Syndication Agent, the Administrative Agent or any Lender. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

10.11. The Lead Arranger. The Lead Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.

10.12. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 11. MISCELLANEOUS

11.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Tranche B Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or, except as set forth in Section 11.14, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (v) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby; (vi) amend, modify or waive any provision of Section 3.3 or 3.4 without the written consent of the Swingline Lender; or (vii) amend, modify or waive any provision of Sections 3.7 to 3.14 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, with the consent of the Required Lenders (except that the consent of Required Lenders shall not be required for any increase in the Revolving Facility permitted by Section 3.15 or in connection with technical and conforming amendments entered into by the Borrower and the Administrative Agent as appropriate, in the judgment of the Administrative Agent, to effectuate the provisions of Section 3.15), this Agreement may be amended (or amended and restated) by the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Tranche B Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Tranche B Term Loans (“Refinanced Term Loans”) with a replacement “B” term loan tranche hereunder (“Replacement Term Loans”); provided, that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Tranche B Term Loans in effect immediately prior to such refinancing.

11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders (including the Issuing Lender), or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Innophos, Inc. CN 7500 259 Prospect Plains Road Cranbury, NJ 08512 Attention: Mark Feuerbach Telecopy: (609) 860-0350 Telephone: (609) 860-3520

with a copy to:

Bain Capital NY, LLC 745 Fifth Avenue, Suite 3200 New York, NY 10151 Attention: Stephen M. Zide Telecopy: (212) 421-2235 Telephone: (212) 421-2235

and

Kirkland & Ellis, LLP 153 East 53rd Street New York, NY 10022 Attention: Eunu Chun Telecopy: (212) 446-4900 Telephone: (212) 446-4800

The Administrative Agent:	Bear Stearns Corporate Lending Inc. 383 Madison Avenue New York, NY 10179 Attention: Kevin Cullen Telecopy: (212) 272-9184 Telephone: (212) 272-5724 email: kevin.cullen@bear.com provided, that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Section 2 or 3 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, the Issuing Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent, and (c) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, trustees, advisors, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to the Borrower, at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.6.

(b) Subject to the conditions set forth in paragraph (c) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(i) the Borrower; provided, that no consent of the Borrower shall be required for (w) an assignment to a Lender, an affiliate of a Lender or an Approved Fund (as defined below), (x) an assignment of Tranche B Term Loans, (y) any assignments by the Administrative Agent or (z) if an Event of Default has occurred and is continuing, an assignment to any other Person; and

(ii) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment or hold Tranche B Term Loans.

(c) Assignments shall be subject to the following additional conditions:

(i) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(ii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(iii) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(iv) in the case of an assignment to a Non-U.S. Lender, such Non-U.S. Lender shall have delivered the forms contemplated by Section 4.10(d).

For the purposes of this Section 11.6, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.

(d) Subject to acceptance and recording thereof pursuant to paragraphs (e) and (f) of this Section 11.6, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 11.5. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 11.6.

(e) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time upon reasonable prior notice.

(f) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b) of this Section 11.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(g) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i) of the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (g)(ii) of this Section 11.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraphs (b) and (c) of this Section 11.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 4.9, 4.10 or 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(d).

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.6 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(i) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(j) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(c). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

11.7. Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, upon the occurrence and during the continuance of any Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12. Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.12 any special, exemplary, punitive or consequential damages.

11.13. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

11.14. Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations or releasing any Guarantor from its obligations under the Guarantee and Collateral Agreement (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements, contingent indemnification obligations and expense reimbursement obligations not yet due and payable) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c) Notwithstanding anything to the contrary contained herein or in any Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien that is certified on behalf of the Borrower by a Responsible Officer to be a purchase money security interest or purchase money mortgage permitted by Section 8.3(g).

11.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement; provided, that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Affiliate of a Lender who is obligated to keep such information confidential, (b) subject to an agreement to comply with the provisions of this Section 11.15, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates who are obligated to keep such information confidential, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than as a result of a breach of this Section 11.15), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

11.16. WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17. Delivery of Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

11.18. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Publ. L. 107-56 (signed into law October 26, 2001)), (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

INNOPHOS, INC., as Borrower

By:	/s/ Mark Feuerbach
Name: Mark Feuerbach
Title: Chief Financial Officer

BEAR, STEARNS & CO. INC., as a Lead Arranger and as a Book Manager

By:	/s/ Richard Bram Smith
Name: Richard Bram Smith
Title: Senior Managing Director

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent, as a Co-Syndication Agent and as a Lender

By:	/s/ Richard Bram Smith
Name: Richard Bram Smith
Title: Vice President

UBS SECURITIES LLC, as a Co-Syndication Agent, as a Lead Arranger and as a Book Manager

By:	/s/ Eric H. Coombs
Name: Eric H. Coombs
Title: Executive Director

By:	/s/ Thomas J. W. Archie
Name: Thomas J. W. Archie
Title: Director

[Credit Agreement]

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Eric H. Coombs
Name: Eric H. Coombs
Title: Executive Director

By:	/s/ Thomas J. W. Archie
Name: Thomas J. W. Archie
Title: Director

NATIONAL CITY BANK, as Documentation Agent

By:	/s/ Tony J. Daher
Name: Tony J. Daher
Title: Assistant Vice President

2

Annex A

PRICING GRID FOR TRANCHE B TERM LOANS, REVOLVING LOANS,

SWINGLINE LOANS AND COMMITMENT FEES

(percent per annum)

Pricing Level	Applicable Margin for Tranche B Term Loans consisting of Eurodollar Loans	Applicable Margin for Tranche B Term Loans consisting of Base Rate Loans	Applicable Margin for Revolving Loans consisting of Eurodollar Loans	Applicable Margin for Revolving Loans consisting of Base Rate Loans and Swingline Loans	Commitment Fee Rate
I	2.25	1.25	2.75	1.75	0.50
II	2.25	1.25	2.50	1.50	0.50
III	2.00	1.00	2.25	1.25	0.375
IV	2.00	1.00	2.00	1.00	0.375

The Applicable Margin for Tranche B Term Loans, Revolving Loans and Swingline Loans and the Commitment Fee Rate shall be adjusted, on and after the first Adjustment Date (as defined below) occurring after the completion of the first full fiscal quarter of the Borrower after the Closing Date, based on changes in the Consolidated Leverage Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph; provided, that (a) if a Default has occurred and is continuing on any Adjustment Date, such Applicable Margin and the Commitment Fee Rate shall be that set forth for Pricing Level I for as long as any Default is continuing and (b) if delivery of the relevant financial statements is delayed to a date that is later than the date on which they are required to be delivered under Section 7.1 (the “Required Delivery Date”), then (i) if a higher Pricing Level would have been applicable during the period of the delay, the Borrower shall pay on the Adjustment Date all additional interest that would have accrued during such period if the relevant financial statements had been delivered on the Required Delivery Date and (ii) no credit or allowance will be due if a lower Pricing Level would have been applicable during the period of the delay. On each Adjustment Date, the Applicable Margin for Tranche B Term Loans, Revolving Loans and Swingline Loans and the Commitment Fee Rate shall be adjusted to be equal to the Applicable Margins and Commitment Fee Rate opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date.

As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

“Pricing Level I” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than 3.50 to 1.00.

“Pricing Level II” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00.

Annex A-1

“Pricing Level III” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00.

“Pricing Level IV” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than or equal to 2.50 to 1.00.

Annex A-2